Exhibit 10.17

AMENDED AND RESTATED
LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) is made as of December 12, 2006 among STRATUS PROPERTIES INC., a Delaware corporation (“Borrower”), and AMERICAN STRATEGIC INCOME PORTFOLIO INC.-II, a Minnesota corporation (“Lender”).

WHEREAS, Borrower and Lender (as successor in interest to Holliday Fenoglio Fowler, L.P., a Texas limited partnership) are parties to that certain Loan Agreement dated December 28, 2000, as amended by that certain First Amendment to Loan Agreement dated May 1, 2003, and as further amended by that certain Second Amendment to Loan Agreement dated as of December 15, 2004 (as so amended, the “Original Loan Agreement”) evidencing and securing a loan in the original principal amount of $5,000,000.00 (the “Original Loan”);

WHEREAS, Borrower and Lender desire to set forth herein the terms and conditions upon which Lender shall refinance the Original Loan;

WHEREAS, Borrower and Lender desire to have this Agreement amend, restate and supersede Original Loan Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1. Certain Definitions and Index to Definitions.

A. Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP and practices consistently applied.

B. Definitions. Capitalized terms used herein shall have the respective meanings set forth in Schedule 1 attached hereto when used in this Agreement (including the Exhibits hereto) except as the context shall otherwise require. Schedule 1 is hereby made a part of this Agreement.

Section 2. Loan.

A. Loan Amount. Lender agrees to provide a loan to Borrower in the amount of FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00) (“Loan”), provided that all conditions precedent described in this Agreement have been met or waived by Lender and that Borrower is not otherwise in default as of the date of disbursement.

B. Note. Borrower’s obligation to repay the Loan shall be further evidenced by the Note. Reference is made to the Note for certain terms relating to interest rate, payments, prepayment, Maturity Date and additional terms governing the Loan.

C. Referral Fee/Application Fee. In connection with the Loan, Borrower agrees to pay Holliday Fenoglio Fowler, L.P., a Texas limited partnership, a referral fee of $37,500.00.

Section 3. Payments by Borrower.

A. General. All payments hereunder shall be made by Borrower to Lender at the Lending Office, or at such other place as Lender may designate in writing. Payments shall be made by wire transfer.

B. Other Outstanding Obligations. Unless required to be paid sooner hereunder, any and all Obligations in addition to the amounts due under the Note shall be due and payable in full upon the Maturity Date.

Section 4. Conditions Precedent. As conditions precedent to Lender’s obligation to advance the Loan to Borrower:

A. Borrower shall deliver, or cause to be delivered, to Lender:

(1) A duly executed copy of this Agreement, the Note, and any and all other Loan Documents.

(2) A favorable written opinion of counsel for Borrower, addressed to Lender and in form and substance acceptable to Lender and its counsel.

(3) Current financial statements of Borrower in form and substance acceptable to Lender.

(4) The following organizational documents of Borrower:

(a)
Borrower’s Certificate of Incorporation as certified by the Secretary of State of the state of Borrower’s organization and by the corporate secretary of Borrower, a Certificate of Good Standing dated no less recently than thirty (30) calendar days prior to the date of this Agreement, issued by the Secretary of State of the state of Borrower’s organization, stating that Borrower is in good standing in such state, and evidence of good standing to transact business in the State of Texas, dated no less recently than thirty (30) calendar days prior to the date of this Agreement, issued by the Secretary of State of the State of Texas.

(b)
A resolution of the board of directors of Borrower, certified as of the date of this Agreement by its corporate secretary, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, and all other instruments or documents to be delivered by Borrower pursuant to this Agreement.

(c)
A certificate of Borrower’s corporate secretary as to the incumbency and authenticity of the signatures of the officers of Borrower executing any Loan Documents (Lender being entitled to rely thereon until a new such certificate has been furnished to Lender).

(5) The written consent of Comerica Bank-Texas to the Loan as required under the Comerica Loan Agreement (and / or the written consent of any other lender whose consent is required to the financing evidenced by this Agreement pursuant to agreements between Borrower and such lender(s)).

B. All acts, conditions, and things (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of the Loan Documents to constitute the same legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies, shall have been done and performed and shall have happened in compliance with all applicable laws or shall have been waived by Lender in writing.

C. All documentation shall be satisfactory in form and substance to Lender, and Lender shall have received any and all further information, documents and opinions which Lender may reasonably have requested in connection therewith, such documents, where appropriate, to be certified by proper authorities and officials of Borrower.

D. All representations and warranties of Borrower to Lender set forth herein or in any of the Loan Documents shall be accurate and complete in all material respects.

E. There shall not exist an Event of Default or an event which with the giving of notice or passage of time, or both, would be an Event of Default.

Section 5. Representations and Warranties of Borrower. Borrower represents and warrants to Lender as follows:

A. Capacity. Borrower is duly organized, validly existing, and in good standing under the laws of the state of its organization (as described herein) and is authorized to do business in the State of Texas and in any and all other jurisdictions in which its ownership of Property or conduct of business legally requires such authorization and the failure to do so would have a Material Adverse Effect, and has full power, authority, and legal right to own its properties and assets and to conduct its business as presently conducted or proposed to be conducted, and the consummation of the transactions contemplated herein do not, and will not, require the consent or approval of, or filing with, any Person which has not been obtained.

B. Authority. Borrower has full power, authority and legal right to execute and deliver, and to perform and observe the provisions of the Loan Documents to be executed by Borrower. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and when duly executed and delivered, will be legal, valid, and binding obligations of Borrower enforceable in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

C. Compliance. The execution and delivery of the Loan Documents and compliance with their terms will not violate any provision of applicable law and will not result in a breach of any of the terms or conditions of, or result in the imposition of any lien, charge, or encumbrance upon any properties of Borrower pursuant to, or constitute a default (with due notice or lapse of time or both) or result in an occurrence of an event pursuant to which any holder or holders of Indebtedness may declare the same due and payable.

D. Financial Statements. The financial statements provided by Borrower to Lender pursuant to subsection 4.A(3) are correct and complete as of the dates indicated in such statements and fairly present the financial condition and results of operations of Borrower for the fiscal periods indicated therein.

E. Material Adverse Events. Since the Statement Dates, neither any event nor the passage of time has resulted in a Material Adverse Effect.

F. Litigation. Except as heretofore disclosed by Borrower to Lender in writing, there are no actions or proceedings pending, or to the knowledge of Borrower threatened, against or affecting Borrower which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. Borrower is not in default with respect to any applicable laws or regulations which materially affect the operations or financial condition of Borrower, nor is it in default with respect to any other writ, injunction, demand, or decree or in default under any indenture, agreement, or other instrument to which Borrower is a party or by which Borrower may be bound where any such default would have a Materially Adverse Effect.

G. Taxes. Borrower has filed or caused to be filed all tax returns which are required to be filed by it. Borrower has paid, or made provision for the payment of, all taxes which have or may have become due pursuant to said returns or otherwise or pursuant to an assessment received by Borrower, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals, and reserves in respect of income taxes on the books of Borrower are adequate. Borrower knows of no proposed material tax assessment against it and no extension of time for the assessment of federal, state, or local taxes of Borrower is in effect or has been requested, except as disclosed in the financial statements furnished to Lender.

H. Accurate Information. All written information supplied to Lender by or on behalf of Borrower is and shall be true and correct in all material respects, and all financial projections or forecasts of future results or events supplied to Lender by or on behalf of Borrower have been prepared in good faith and based on good faith estimates and assumptions of the management of Borrower, and Borrower has no reason to believe that such projections or forecasts are not reasonable.

I. Use of Loan Proceeds. Borrower is not engaged principally in, nor does it have as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of any advance made hereunder will be used to purchase or carry margin stock, extend credit to others for the purpose of purchasing or carrying any margin stock, or used for any purpose which violates Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other provision of law.

J. ERISA. No plan (as that term is defined in the Employee Retirement Income Security Act of 1974 (“ERISA”)) of the Borrower (a “Plan”) which is subject to Part 3 of Subtitle B of Title 1 of ERISA had an accumulated funding deficiency (as such term is defined in ERISA) as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, or would have had such an accumulated funding deficiency on such date if such year were the first year of such Plan, and no material liability to the Pension Benefit Guaranty Corporation has been, or is expected by the Borrower to be, incurred with respect to any such Plan. No Reportable Event (as defined in ERISA) has occurred and is continuing in respect to any such Plan.

Section 6. Affirmative Covenants of Borrower. Until payment in full of the Obligations, Borrower agrees that:

A. Financial Statements, Reports and Certifications. Borrower will furnish to Lender, in form and substance satisfactory to Lender:

(1) As soon as possible after the end of each fiscal year of Borrower, and in any event within ninety (90) Business Days thereafter, (i) a complete copy of its annual audit which shall include the balance sheet of Borrower as of the close of the fiscal year and an income statement for such year, certified by the Auditors without material qualification, (ii) a statement of changes in partners’ equity and cash flows for the period ended on such date, certified by the Auditors, and (iii) a statement certified by the chief financial officer of Borrower that no act or omission has occurred which has resulted in an Event or Default or, if not cured, remedied, waived or otherwise eliminated to the satisfaction of Lender, would result in an Event of Default;

(2) No later than thirty (30) Business Days after the close of each Accounting Period, (i) Borrower’s balance sheet as of the close of such Accounting Period and its income statement for that portion of the then current fiscal year through the end of such Accounting Period prepared in accordance with GAAP and certified as being complete, correct, and fairly representing its financial condition and results of operations by the chief financial officer of Borrower, subject to the absence of footnotes and year-end adjustments, (ii) a statement of changes in equity and cash flows for the period ended on such date, certified by the chief financial officer of Borrower, (iii) the calculation of the Debt Service Coverage Ratio demonstrating compliance with Subsection 8.G. of this Agreement, together with any supporting calculations used to arrive at such calculation, certified by the chief financial officer of Borrower, and (iv) a completed Borrower’s Officer’s Compliance Certificate;

(3) Promptly upon the filing or receiving thereof, copies of all reports which the Borrower files under ERISA or which the Borrower receives from the Pension Benefit Guaranty Corporation if such report shows any material violation or potential violation by the Borrower of its obligations under ERISA; and

(4) Such other information concerning Borrower as Lender may reasonably request.

B. Other Information. Borrower will (1) maintain accurate books and records concerning its business in a manner consistent with Borrower’s current bookkeeping and record-keeping practices (provided such practices result in accurate books and records), (2) upon request, furnish to Lender such information, statements, lists of Property and accounts, budgets, forecasts, or reports as Lender may reasonably request with respect to the business, affairs, and financial condition of Borrower, and (3) permit Lender or representatives thereof, upon at least forty-eight (48) hours prior written notice to Borrower, to inspect during Borrower’s usual business hours, the properties of Borrower and to inspect, audit, make copies of, and make extracts from the books or accounts of Borrower.

C. Expenses. Borrower shall pay all reasonable out-of-pocket expenses of Lender (including, but not limited to, fees and disbursements of Lender’s counsel) incident to (1) preparation and negotiation of the Loan Documents and any amendments, extensions and renewals thereof, (2) following an Event of Default, the protection and exercise of the rights of Lender under the Loan Documents, or (3) defense by Lender against all claims against Lender relating to any acts of commission or omission directly or indirectly relating to the Loan Documents, all whether by judicial proceedings or otherwise, but excluding claims related to Lender’s gross negligence or intentional misconduct. Borrower will also pay and save Lender harmless from any and all liability with respect to any stamp or other taxes (other than transfer or income taxes) which may be determined to be payable in connection with the making of the Loan Documents.

D. Taxes and Expenses Regarding Borrower’s Property. Borrower shall make due and timely payment or deposit of all taxes, assessments or contributions required of it, except such deposits, assessments or contributions which are being contested in good faith and as to which, in the reasonable determination of Lender, adequate reserves have been provided.

E. Notice of Events. Promptly after the later of (i) the occurrence thereof or (ii) such time as Borrower has knowledge of the occurrence thereof, Borrower will give Lender written notice of any Event of Default or any event which with the giving of notice or passage of time, or both, would become an Event of Default; provided, however, in the event that the respective Event of Default is subsequently cured as permitted herein, such failure to give notice shall also be deemed to be cured.

F. Notice of Litigation. In addition to any regularly scheduled reporting required to be delivered with the Borrower’s Officer’s Certificate, Borrower will promptly give notice to Lender in writing of (i) any litigation or other proceedings against Borrower involving claims for amounts in excess of $250,000 that Borrower does not reasonably expect are covered by insurance, (ii) any labor controversy resulting in or threatening to result in a strike against Borrower, or (iii) any proposal by any public authority to acquire a material portion of the assets or business of Borrower.

G. Other Debt. Borrower will promptly pay and discharge any and all Indebtedness when due (where the failure to do so either individually or in the aggregate with any such other unpaid Indebtedness would have a Material Adverse Effect), and lawful claims which, if unpaid, might become a lien or charge upon the Property of Borrower, except such as may in good faith be contested or disputed or for which arrangements for deferred payment have been made, provided appropriate reserves are maintained to the satisfaction of Lender for the eventual payment thereof in the event it is found that such Indebtedness is an Indebtedness payable by Borrower, and when such dispute or contest is settled and determined, will promptly pay the full amount then due.

H. Cooperation. Borrower will execute and deliver to Lender any and all documents, and do or cause to be done any and all other acts reasonably deemed necessary by Lender, in its reasonable discretion, to effect the provisions and purposes of this Agreement.

I. Maintenance of Insurance; Notice of Loss. Borrower shall maintain such insurance with reputable insurance carriers as is normally carried by companies engaged in similar businesses and owning similar Property. Upon request from Lender, Borrower will provide Lender with certificates indicating that such insurance is in effect and all premiums due have been paid.

J. Location of Business. Borrower will give Lender written notice immediately upon forming an intention to change the location of its chief place of business.

K. Maintenance of Existence. Borrower will preserve and maintain its legal existence and all rights, privileges and franchises necessary or desirable in the normal conduct of its business, will conduct its business in an orderly, efficient and regular manner, and will comply with all applicable laws and regulations and the terms of any indenture, contract or other instrument to which it may be a party or under which it or its properties may be bound, in each instance where the failure to do so would have a Material Adverse Effect.

L. Compliance with ERISA. Cause each Plan to comply and be administered in accordance with those provisions of ERISA which are applicable to such Plan.

Section 7. Negative Covenants of Borrower. Except as expressly provided for in Section 7 H. below, and subject to the terms and conditions set forth therein, until payment in full of the Obligations, without the prior written consent of Lender (which consent may be withheld in the sole discretion and determination of Lender), Borrower will not do any of the following items A through G:

A. Sale of Assets. Borrower will not sell, abandon, or otherwise dispose of any of its assets except in the ordinary course of business.

B. Consolidation, Merger, etc. Borrower will not consolidate with, merge into, or sell (whether in a single transaction or in a series of transactions) all or substantially all of its assets to any Person.

C. Change in Business. Borrower will not make any change in the nature of the business of Borrower or a Subsidiary which would result in a material change in the character of the business of Borrower, taken as a whole.

D. Transactions with Affiliates. Borrower will not enter into any transaction with any Person affiliated with Borrower on terms materially less favorable to Borrower, than at the time could be available to Borrower, from any Person not affiliated with Borrower.

E. Plans. Borrower will not sponsor or contribute to any other Plan or other defined benefit pension plan or contributes to any multi-employer pension plan.

F. Dividends, Redemptions.

(1) Borrower will not, except as allowed below, declare or pay any dividend on, or declare or make any other distribution on account of, any stock interest or other ownership interest.

(2) Borrower will not, except as allowed below, directly or indirectly redeem, retire, purchase, or otherwise acquire beneficially any shares of any class of its own stock now or hereafter outstanding or set apart any sum for any such purpose. The foregoing notwithstanding, Borrower may redeem, retire, purchase or otherwise acquire beneficially shares of common stock of Borrower in an aggregate amount that does not exceed $5,000,000.

G. Indebtedness. Borrower will not incur any Indebtedness other than Permitted Debt.

H. Change of Control. Notwithstanding anything to the contrary, in the event of a contemplated Change in Control (as defined below) Borrower shall give thirty (30) days’ prior written notice to Lender indicating whether it (i) intends to prepay the Loan, which it shall have the right to do in its sole and absolute discretion, subject to a prepayment premium of one percent (1%) of the then outstanding balance of the Loan (the “Change in Control Prepayment Premium”) or in the event of a voluntary Change in Control under H.(a)(iii) below, the Reinvestment Charge, or (ii) requests Lender’s written consent to such Change in Control (with the intent to keep the Loan in place, subject to the terms hereof) which may be withheld, conditioned or delayed, for any or no reason, in its sole and absolute discretion.

Provided, notwithstanding anything to the contrary (including any prepayment provisions or limitations in the Note, and without limiting its ability to prepay the Loan pursuant to the provisions of the Note), if such consent is not granted, Borrower may subsequently choose to prepay the Loan, together with (i) the Change in Control Prepayment Premium or (ii) in the case of a voluntary Change in Control under H.(a)(iii) below (i.e., one not necessitated by the death, incapacity or other occurrence preventing a member of the senior management from fulfilling his role in the management of Borrower), the Reinvestment Charge. Any Change in Control in contravention of the provisions set forth herein, shall be an immediate Event of Default (as defined in Section 8 below) and Borrower shall be liable for the Change in Control Prepayment Premium and Lender may also pursue any other remedies available to it at law, in equity or under Section 8 of this Agreement.

(a) As used herein “Change of Control” means (capitalized terms not otherwise defined will have the meanings ascribed to them in paragraph (b) below):

(i) the acquisition by any Person together with all Affiliates of such Person, of Beneficial Ownership of the Threshold Percentage or more; provided, however, that for purposes of this Section 7 H.(a)(i), the following will not constitute a Change of Control:

(A)  any acquisition of Company Voting Stock by the Company or its subsidiaries,

(B)  any acquisition of Company Voting Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company; or

(ii) individuals who, as of the effective date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(iii) a majority of those three individuals currently comprising senior management, William H. Armstrong, President, John E. Baker, Senior Vice President, and Kenneth N. Jones, General Counsel, cease to serve in their current positions; or

(iv) the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination:

(A)  the individuals and entities who were the Beneficial Owners of the Company Voting Stock immediately prior to such Business Combination have direct or indirect Beneficial Ownership of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation, and

(B)  no Person together with all Affiliates of such Person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation or any subsidiary of either corporation) Beneficially Owns 30% or more of the then outstanding shares of common stock of the Post-Transaction Corporation or 30% or more of the combined voting power of the then outstanding voting securities of the Post-Transaction Corporation, and

(C)  at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, and of the action of the Board, providing for such Business Combination; or

(v) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(b) As used in this Section 7 H. and elsewhere in this Agreement, the following terms have the meanings indicated:

(i) Affiliate: “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another specified Person.

(ii) Beneficial Owner: “Beneficial Owner” (and variants thereof), with respect to a security, means a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (A) the power to vote, or direct the voting of, the security, and/or (B) the power to dispose of, or to direct the disposition of, the security.

(iii) Company Voting Stock: “Company Voting Stock” means any capital stock of the Company that is then entitled to vote for the election of directors.

(iv) Majority Shares: “Majority Shares” means the number of shares of Company Voting Stock that could elect a majority of the directors of the Company if all directors were to be elected at a single meeting.

(v) Person: “Person” means a natural person or entity, and will also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including without limitation a partnership, limited partnership, joint venture or other joint undertaking) for the purpose of acquiring, holding, or disposing of a security, except that “Person” will not include an underwriter temporarily holding a security pursuant to an offering of the security.

(vi) Post-Transaction Corporation: Unless a Change of Control includes a Business Combination, “Post-Transaction Corporation” means the Company after the Change of Control. If a Change of Control includes a Business Combination, “Post-Transaction Corporation” will mean the corporation or other entity resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent entity controls the Company or all or substantially all of the Company’s assets either directly or indirectly, in which case, “Post-Transaction Corporation” will mean such ultimate parent entity.

(vii) Threshold Percentage: “Threshold Percentage” means 30% of all then outstanding Company Voting Stock.

Section 8. Events of Default; Remedies. If any of the following events occurs, it is hereby defined as and declared to be and to constitute an “Event of Default”:

A. Borrower shall fail to make any payment of principal, interest or other amount under the Note, when due whether at maturity, upon acceleration, or otherwise, and such default shall continue for three (3) Business Days after written notice to Borrower from Lender (except that Borrower shall not be entitled to said three (3) Business Day notice period more than twice in any twelve (12) calendar month period); or

B. Borrower shall default in the payment of any of the other Obligations when due, and such default shall continue for ten (10) Business Days after written notice to Borrower from Lender; or

C. An order for relief shall be entered against Borrower or any Subsidiary by any United States Bankruptcy Court; or Borrower or any Subsidiary shall generally not pay its debts as they become due (within the meaning of 11 U.S.C. 303(h) as at any time amended or any successor statute thereto) or make an assignment for the benefit of creditors; or Borrower or any Subsidiary shall apply for or consent to the appointment of a custodian, receiver, trustee, or similar officer for it or for all or any substantial part of its Property; or such custodian, receiver, trustee, or similar officer shall be appointed without the application or consent of Borrower or such Subsidiary and such appointment shall continue undischarged for a period of sixty (60) calendar days; or Borrower or such Subsidiary shall institute (by petition, application, answer, consent, or otherwise) any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application, or otherwise) against Borrower or such Subsidiary and shall remain undismissed for a period of sixty (60) calendar days; or any judgment, writ, warrant of attachment, execution, or similar process shall be issued or levied against a substantial part of the Property of Borrower or such Subsidiary and such judgment, writ, or similar process shall not be released, vacated, or fully bonded within sixty (60) calendar days after its issue or levy; or

D. Borrower shall be in breach of any other agreement, covenant, obligation, representation or warranty hereunder or with respect to any of the Loan Documents, and such breach shall continue for twenty (20) Business Days after whichever of the following dates is the earliest: (i) the date on which Borrower gives notice of such breach to Lender, and (ii) the date on which Lender gives notice of such breach to Borrower; provided, however, such twenty (20) Business Day period may be extended for up to an additional thirty (30) calendar days if and only if Lender extends such time period in writing following Lender’s good faith determination that (X) Borrower is continuously and diligently taking action to cure such breach, and (Y) such breach cannot be cured within the initial twenty (20)-day cure period; or

E. The aggregate book value of the Borrower’s assets shall at any time be less than (1) $50,000,000 minus (2) the product of $50,000,000 multiplied by the Cash Collateral Factor.

F. The aggregate market value of the Borrower’s assets shall at any time be less than (1) $100,000,000 minus (2) the product of $100,000,000 multiplied by the Cash Collateral Factor.

G. The Debt Service Coverage Ratio measured on a quarterly basis for the previous twelve (12) months shall be less than (1) (a) 5.0 minus (b) the product of 5.0 multiplied by the Cash Collateral Factor, to (2) 1.0.

H. The ratio of (1) the Borrower’s Indebtedness to (2) the aggregate market value of the Borrower’s assets shall at any time exceed (a) sixty percent (60.0%) minus (b) the product of sixty percent (60.0%) multiplied by the Cash Collateral Factor.

I. The ratio of (1) the Borrower’s Secured Indebtedness to (2) the aggregate market value of the Borrower’s assets shall at any time exceed (1) forty percent (40.0%) minus (2) forty percent (40.0%) multiplied by the Cash Collateral Factor.

J. An “Event of Default” as defined in the Comerica Loan Agreement shall occur.

K. Any Reportable Event (as defined in ERISA) shall have occurred and continue for 30 days; or any Plan shall have been terminated by the Borrower not in compliance with ERISA, or a trustee shall have been appointed by a court to administer any Plan, or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan.

THEN, at Lender’s option unless and until cured or waived in writing by Lender and regardless of any prior forbearance by Lender, all Obligations shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith automatically due and payable in full, and Lender may, immediately and without expiration of any period of grace, enforce payment of all Obligations and exercise any and all other remedies granted to it at law, in equity, or otherwise.

Section 9. Disclaimer for Negligence. Lender shall not be liable for any claims, demands, losses or damages made, claimed or suffered by Borrower, excepting such as may arise through or could be caused by Lender’s gross negligence or willful misconduct, and specifically disclaiming any liability of Lender to Borrower arising or claimed to have arisen out of Lender’s ordinary negligence.

Section 10. Limitation of Consequential Damage. Lender shall not be responsible for any lost profits of Borrower arising from any breach of contract, tort (excluding Lender’s gross negligence or willful misconduct), or any other wrong arising from the establishment, administration or collection of the obligations evidenced hereby.

Section 11. Indemnification and Expenses. Borrower agrees to hold Lender harmless from and indemnify Lender against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against Lender (collectively, the “Costs”) relating to or arising out of this Agreement, any other Loan Document, or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Loan Document, or any transaction contemplated hereby or thereby, that, in each case, results from anything other than Lender’s gross negligence or willful misconduct. Borrower also agrees to reimburse Lender as and when billed by Lender for all Lender’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of Lender’s rights under this Agreement, any other Loan Document, or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. Borrower’s obligations under this Section 11 shall survive repayment of the Loan.

Section 12. Miscellaneous.

A. Entire Agreement. The Loan Documents embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof. No course of prior dealings between the parties, no usage of the trade, and no parole or extrinsic evidence of any nature, shall be used or be relevant to supplement, explain or modify any term used herein.

B. No Waiver. No failure to exercise and no delay in exercising any right, power, or remedy hereunder or under the Loan Documents shall impair any right, power, or remedy which Lender may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default under the Loan Documents; nor shall any waiver of any breach or default of Borrower hereunder be deemed a waiver of any default or breach subsequently occurring. The rights and remedies specified in the Loan Documents are cumulative and not exclusive of each other or of any rights or remedies which Lender would otherwise have.

C. Survival. All representations, warranties and agreements herein contained on the part of Borrower shall survive the making of advances hereunder and all such representations, warranties and agreements shall be effective so long as the Obligations arising pursuant to the terms of this Agreement remain unpaid or for such longer periods as may be expressly stated therein.

D. Notices. All notices of any type hereunder shall be effective as against Borrower or Lender, as the case may be, upon the first to occur of (a) three (3) Business Days after deposit in a receptacle under the control of the United States Postal Service, (b) one (1) Business Day after being transmitted by electronic means to a receiver under the control of the receiving party, provided there is an electronic confirmation of receipt, or (c) actual receipt by an employee or agent of the receiving party. For the purposes hereof, the addresses are as follows:

DEBTOR:	with a copy to:
Stratus Properties Inc. 98 San Jacinto Boulevard, Suite 220 Austin, TX 78791 Attention: Mr. William H. Armstrong III	Armbrust & Brown, L.L.P. 100 Congress Avenue, Suite 1300 Austin, TX 78701 Attention: Kenneth Jones, Esq.
Phone: (512) 478-5788 Fax: (512) 478-6340	Phone: (512) 435-2312 Fax: (512) 435-2360

LENDER:	with a copy to:
American Strategic Portfolio Inc.-II c/o FAF Advisors 800 Nicollet Mall, Suite 500 BC-MN-H05W Minneapolis, MN 55402 Attention: John G. Wenker	Leonard, Street and Deinard Suite 2300, 150 S. Fifth Street Minneapolis, Minnesota 55402 Attention: Andrew P. Lee
Phone: (612) 303-3182 Fax: (612) 303-4257	Phone: (612) 335-1881 Fax: (612) 335-1657

E. Separability of Provisions. In the event that any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

F. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Lender, and their respective successors and assigns, provided, however, that Borrower may not transfer its rights or obligations under any of the Loan Documents without the prior written consent of Lender which may be withheld in its sole and absolute discretion. Lender may assign its interest in the Loan Documents, in whole, or in part, without any consent from, or notice to, Borrower.

G. Counterparts. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one agreement and any party hereto may execute this Agreement by signing any such Counterpart.

H. Choice of Law; Location of Loan. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. Lender and Borrower agree that the Loan will be negotiated, funded and closed in the State of Minnesota.

I. Amendment and Waiver. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

J. Plural. When permitted by the context, the singular includes the plural and vice versa.

K. Retention of Records. Lender shall retain any documents, schedules, invoices or other papers delivered by Borrower only for such period as Lender, at its sole discretion, may determine necessary.

L. Headings. Section and paragraph headings and numbers have been set forth for convenience only.

M. Information to Participants. Borrower agrees that Lender may furnish any financial or other information concerning Borrower or any of its Subsidiaries heretofore or hereafter provided by Borrower to Lender, pursuant to this Agreement or otherwise, to any prospective or actual purchaser of any participation or other interest in any of the loans made by Lender to Borrower (whether under this Agreement or otherwise), or to any prospective purchaser of any securities issued or to be issued by Lender; provided, however, any such delivery shall be delivered on the condition that such information is delivered on a confidential basis.

N. Acknowledgments. Borrower hereby acknowledges that: (i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents; (ii) Lender has no fiduciary relationship to Borrower, and the relationship between Borrower and Lender is solely that of debtor and creditor; and (iii) no joint venture exists between Lender and Borrower.

Section 13. Submission to Jurisdiction; Venue. To induce Lender to enter into this Agreement, Borrower irrevocably agrees that, subject to Lender’s sole discretion, all actions and proceedings in any way, manner or respect, arising out of, from or related to this Agreement or the other Loan Documents shall be litigated in courts having situs within the City of Minneapolis, State of Minnesota. Borrower hereby consents and submits to the jurisdiction of any local, state or federal court located within said City and State. Borrower hereby waives any right it may have to transfer or change the venue of any litigation brought against Borrower by Lender in accordance with this paragraph.

Section 14. Waiver Of Trial By Jury. In recognition of the higher costs and delay which may result from a jury trial, the parties hereto waive any right to trial by jury of any claim, demand, action or cause of action (1) arising hereunder or any other instrument, document or agreement executed or delivered in connection herewith, or (2) in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect hereto or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise; and each party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party hereto may file an original counterpart or a copy of this section with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

Section 15. Liability of Officers, Directors, Shareholders. Notwithstanding anything contained herein or in the other Loan Documents, or any conduct or course of conduct by the parties hereto, before or after signing the Loan Documents, this Agreement shall not be construed as creating any rights, claims or causes of action against any partner of Borrower or any officers, directors, or shareholders of Borrower.

Section 16. Amended and Restated in its Entirety. This Agreement amends, restates and supersedes the Original Loan Agreement in its entirety.
[Signature page follows.]

AMENDED AND RESTATED
LOAN AGREEMENT

[SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BORROWER:
STRATUS PROPERTIES INC., a Delaware corporation By:___/s/ John E. Baker_____________ Name: John E. Baker Title: Senior Vice President

LENDER:
AMERICAN STRATEGIC INCOME PORTFOLIO INC.-II, a Minnesota corporation By:__/s/ John G. Wenker__________ Name: John G. Wenker Its: Senior Vice President

SIGNATURE PAGE TO $5,000,000 AMENDED AND RESTATED LOAN AGREEMENT

SCHEDULE 1 TO AMENDED AND RESTATED LOAN AGREEMENT

CERTAIN DEFINITIONS

“Accounting Period” means each calendar quarter during the term of the Loan, commencing on July 1, 2006.

“Agreement” means the Loan Agreement to which this Schedule 1 is attached to and made a part of.

“Auditors” means Borrower’s independent certified public accountants, which shall be of nationally recognized standing and otherwise reasonably acceptable to Lender.

“Borrower” has the meaning provided in the introductory paragraph of the Agreement.

“Borrower’s Officer’s Compliance Certificate” means a certificate made by a duly authorized officer of Borrower and addressed to Lender, in the form attached hereto as Exhibit B.

“Business Day” means any day excluding Saturday or Sunday and excluding any day on which national banking associations are closed for business.

“Capital Improvements Expenditures” means investments of Borrower and certain affiliates of Borrower in real estate and facilities investments, plus any municipal utility reimbursements which have been credited to such real estate and/or facilities investments, determined on a consolidated basis.

“Cash and Cash Equivalents” means cash and cash equivalents of Borrower and certain affiliates of Borrower, determined on a consolidated basis.

“Cash Collateral Account” means a blocked deposit account held by Lender in which funds are deposited by Borrower, which funds are pledged as collateral for the Loan pursuant to an agreement satisfactory to Lender in form and substance and in which Lender has a perfected first security interest.

“Cash Collateral Factor” means at any time the ratio of (1) the balance in the Cash Collateral Account to (2) the principal balance of the Loan.

“Comerica Debt” means the Indebtedness incurred by Borrower from time to time pursuant to the Comerica Loan Agreement.

“Comerica Loan Agreement” means that certain Loan Agreement dated as of September 30, 2005, among Borrower and certain Affiliates of Borrower and Comerica Bank-Texas.

“Controlled Group” means a “controlled group of corporations” as defined in Section 1563(a) (4) of the Internal Revenue Code of 1954, as amended, determined without regard to Section 1563(a) and (e) (3) (c) of such Code, of which Borrower is a part.

“Costs” has the meaning contained in Section 11.

“Debt Service” means, with respect to a specified period, scheduled payments of principal and interest with respect to the respective Indebtedness.

“Debt Service Coverage Ratio” means for any period of time the ratio of (1) the sum of the Borrower’s increase (or decrease) in Cash and Cash Equivalents during that period, plus Capital Improvements Expenditures during that period, plus Debt Service on all of Borrower’s Indebtedness during that period, to (2) Debt Service on all of Borrower’s Indebtedness.

“Events of Default” has the meaning contained in Section 8 of the Agreement.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Indebtedness” of any Person means all items of indebtedness which, in accordance with GAAP, would be deemed a liability of such Person as of the date as of which indebtedness is to be determined and shall also include, without duplication, all indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) that would otherwise be deemed to be liabilities under GAAP, whether by reason of any agreement to acquire such indebtedness, to supply or advance sums, or otherwise.

“Lender” has the meaning provided in the introductory paragraph of the Agreement.

“Lending Office” shall refer to Lender’s office described in Section 12.D of the Agreement.

“Loan” has the meaning contained in Subsection 2.A. of the Agreement.

“Loan Documents” means the Agreement, the Note, and any riders, supplements and amendments thereto, mortgages, security agreements, assignments, pledges, subordination agreements or guaranties delivered in connection with the Agreement and all other documents or instruments heretofore, now or hereafter executed, pursuant to the Agreement, or any of the aforesaid.

“Material Adverse Effect” means with respect to any event or circumstance, a material adverse effect on:

(i) the ability of Borrower to perform its obligations under the Agreement, the Note, or any other Loan Document; or

(ii) the validity, enforceability or collectibility of the Note, the Agreement or any other Loan Document.

“Maturity Date” means December 31, 2011.

“Note” means the Promissory Note dated as of the date of the Agreement made by Borrower to Lender pursuant to Subsection 2.B. of the Agreement in the form attached hereto as Exhibit A, together with any replacements, modifications, amendments, renewals and extensions thereof.

“Obligations” means and includes all amounts owing by Borrower to Lender under the Note and the other Loan Documents, together with any and all loans, advances, debts, liabilities, obligations, letters of credit, or acceptance transactions, trust receipt transactions, or any other financial accommodations, owing by Borrower to Lender of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or arising hereafter with respect to the Note and the other Loan Documents, including, without limitation, all interest, fees, charges, expenses, attorneys’ fees, and accountants’ fees chargeable to Borrower and incurred by Lender in connection the Loan.

“Permitted Debt” means (i) the Loan and other Indebtedness to Lender or Related Lenders, (ii) the Comerica Debt (as of the date hereof), (iii) any other Indebtedness of Borrower for fair value received that is secured by assets owned by Borrower having an appraised value equal to or greater than the indebtedness secured thereby (and which assets do not secure other indebtedness), (iv) debt outstanding as of the date of the Loan Agreement, (v) unsecured trade, utility or non-extraordinary accounts payable in the ordinary course of business and other unsecured debt of Borrower at any one time not to exceed $500,000.00, and (vi) guaranties of Borrower guaranteeing project development and/or construction costs and related costs, provided that Borrower has a direct or indirect interest in such projects and that the aggregate amount, at any one time, of such guaranties does not exceed the sum of $15,000,000.00.

“Person” means any individual, entity, government, governmental agency or any other entity and whether acting in an individual, fiduciary or other capacity.

“Plan” means any employee pension benefit plan subject to Title IV of ERISA and maintained by Borrower or any member of a Controlled Group or any such plan to which Borrower or any member of a Controlled Group is required to contribute on behalf of any of its employees.

“Property” shall mean any and all right, title and interest of a specified Person in and to any and all property, whether real or personal, tangible or intangible, and wherever situated.

“Related Lenders” shall mean American Select Portfolio Inc., a Minnesota corporation, American Strategic Income Portfolio Inc.—III, a Minnesota corporation, and Holliday Fenoglio Fowler, L.P., a Texas limited partnership.

“Secured Indebtedness” means any Indebtedness that is subject to any security interest or lien securing the payment of money.

“Statement Dates” means the dates of the financial statements delivered to Lender pursuant to Section 4.A(3) of the Agreement.

“Subsidiary” means (i) any entity of which more than fifty percent (50%) of the outstanding having ordinary voting power (irrespective of whether or not at the time class or classes of shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by Borrower and/or any Subsidiary, (ii) any limited liability company or similar entity of which more than fifty percent (50%) of the member interests of such limited liability company are directly or indirectly owned by Borrower and/or any Subsidiary, and (iii) any partnership of which more than fifty percent (50%) of the limited partner interests of such limited partnership or any of the general partner interests of such limited partnership are directly or indirectly owned by Borrower and/or any Subsidiary.

EXHIBIT A TO AMENDED AND RESTATED LOAN AGREEMENT

FORM OF NOTE

EXHIBIT B TO AMENDED AND RESTATED LOAN AGREEMENT

FORM OF BORROWER’S OFFICER’S COMPLIANCE CERTIFICATE

Stratus Properties Inc.
98 San Jacinto Boulevard, Suite 220
Austin, TX 78791

[DATE]

American Strategic Portfolio Inc.-II
c/o FAF Advisors
800 Nicollet Mall, Suite 500
BC-MN-H05W
Minneapolis, MN 55402
Attention: John G. Wenker

Re
Amended and Restated Loan Agreement dated as of December 12, 2006 between Stratus Properties Inc. (“Borrower”) and American Strategic Portfolio Inc.-II (“Lender”) (the “Loan Agreement”) (capitalized terms not defined herein have the respective meanings contained in the Loan Agreement)

Ladies and Gentlemen:

Pursuant to subsection 6.A(2) of the Loan Agreement, Borrower certifies to Lender as follows:

1. As of the date of this Certificate, no act or omission has occurred which has resulted in an Event or Default or, if not cured, remedied, waived or otherwise eliminated to the satisfaction of Lender, would result in an Event of Default.

2. The undersigned officer is authorized to make this Certificate on behalf of Borrower and has reviewed the terms of the Loan Agreement and has made, or caused to be made under such officer’s supervision, a review in reasonable detail of the facts necessary to make the certifications contained herein.

STRATUS PROPERTIES INC., a Delaware corporation By:_/s/ John E. Baker__________________________ Name: John E. Baker Title: Senior Vice President